UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2007

CB RICHARD ELLIS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	333-127405	56-2466617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 South Flower Street, Suite 3100, Los Angeles, California 90071

(Address of principal executive offices) (Zip Code)

(609) 683-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

Restatement and non-reliance

On March 29, 2007, the Company’s management determined that certain elements of its previously issued interim financial statements for the three months and nine months ended September 30, 2006 included in its quarterly report on 10-Q should no longer be relied upon because of an error. On April 2, 2007, the Company filed an amendment to its quarterly report on Form 10-Q/A for the period ended September 30, 2006 in order to restate the related condensed consolidated balance sheet as of September 30, 2006 and the related condensed consolidated statements of operations, cash flows and shareholders’ equity.

The Company’s management determined that the accounting for the Class B and Class C interests was in error. The Company overstated the Class C interest by $499,000 for a fair value adjustment in the period subsequent to having reached the awards measurement date. The period of overstatement coincides with the three month period ended September 30, 2006. The Company also understated the Class B interest by $204,000 for a fair value adjustment that should have been recorded during the period from July 1, 2006 to September 30, 2006. The Class B and the Class C interests are recorded as equity awards issued to non-employees, with expense recorded over the periods to their measurement dates based on their respective fair values. The measurement date of the Class B interest coincided with its grant date. Subsequent reporting period adjustments to the fair value of the Class B interest are reflected as an allocation of earnings or losses to minority interest holder in the Company’s consolidated statement of operations. The Class C fee to related party of $27,000 was reclassified to minority interest to coincide with the achievement of the measurement date for the Class C interest. In response to such restatement, the Company has implemented a more complete review, analysis and approval process of the accounting treatment for share-based payment awards to non-employees. The Audit Committee of the Company’s Board of Trustees has discussed the matters disclosed in this Current Report on Form 8-K with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB RICHARD ELLIS REALTY TRUST
April 4, 2007
	By:	/s/ Jack A. Cuneo
	Name:	Jack A. Cuneo
	Title:	Chief Executive Officer